Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Adverum Biotechnologies, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock	Other(2)	1,065,030 (3)	$0.77(2)	$820,073.10	0.0001102	$91.00

Equity	Common Stock	Other(4)	2,939,665 (5)	$0.75(4)	$2,204,748.75	0.0001102	$243.00

Total Offering Amounts				—	$3,024,821.85	—	$334.00

Total Fees Previously Paid				—	—	—	—

Total Fee Offsets				—	—	—	—

Net Fee Due				—	—	—	$334.00

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(2)

Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $0.77 per share, the average of the high and low prices of the Registrant’s Common Stock on March 29, 2023 as reported on The Nasdaq Global Market.

(3)

Represents shares of Common Stock that were automatically added to the shares reserved for issuance under the Registrant’s 2014 Equity Incentive Award Plan, as amended (the “2014 EIAP”), on January 1, 2023 pursuant to an “evergreen” provision contained in the 2014 EIAP and not subject to outstanding stock options. Pursuant to such provision, the number of shares reserved for issuance under the 2014 EIAP automatically increased on January 1st of each year, starting on January 1, 2015 and continuing through January 1, 2024, by the lesser of (i) 4.0% of the total number of shares of the Registrant’s capital stock outstanding on December 31st of the immediately preceding calendar year, and (ii) a number determined by the Registrant’s board of directors.

(4)

Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using a weighted-average exercise price for such shares.

(5)	Represents shares of common stock that may be issued upon the exercise of outstanding options granted under the 2014 EIAP.